Exhibit 19.1
SOLSTICE ADVANCED MATERIALS INC.
INSIDER TRADING POLICY
I.PURPOSE    1
II.SCOPE AND APPLICABILITY    2
III.POLICY    2
IV.ENGAGING IN SECURITIES TRANSACTIONS BY DIRECTORS, OFFICERS
AND OTHER DESIGNATED INSIDERS    4
V.ENGAGING IN SECURITIES TRANSACTIONS BY GENERAL EMPLOYEE
POPULATION AND OTHERS    6
VI.ADMINISTRATION OF THE POLICY    8
VII.INFORMATION AND RESOURCES    9
ATTACHMENT A    10
ATTACHMENT B    11

I.    PURPOSE
It is the responsibility of each director, officer and employee of Solstice Advanced Materials Inc., its operating units, direct and indirect subsidiaries, and joint ventures where it has a controlling interest (the “Company” or “Solstice Advanced Materials”) and any other person designated as subject to this Insider Trading Policy (this “Policy”) who has access to material, nonpublic information about the Company (“Insiders”) to comply with the letter and spirit of the securities laws as they apply to transactions in the Company’s securities.
Engaging in transactions in the Company’s securities1 on the basis of material nonpublic information is prohibited, as is transmitting such information to any other person (a “Tippee”) who may engage in transactions based on the information or assist anyone in such an activity. Accordingly, any such transaction by an Insider, and the transmission of material nonpublic information to others who do not have a legitimate business reason to know, are prohibited and may result in disciplinary action, up to and including termination of employment, as well as the imposition of civil and criminal sanctions.
It is also unlawful to engage in transactions in the securities of a third-party company while being aware of material nonpublic information about that company. For example, a Solstice Advanced Materials employee with nonpublic information about a potential acquisition by the Company should treat that information as confidential and not engage in transactions in the securities of the acquisition candidate or transmit that information to others who may engage in such transactions. It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) that is involved in a potential transaction or business relationship with Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.
It is the responsibility of each director, officer and employee of the Company to avoid trading on the basis of material nonpublic information whether expressly covered by this policy or not.
1 As used herein, “securities” of the Company include generally any stock (including restricted stock), debt, options or other derivative securities issued by the Company. For purposes of this Policy, debt securities (for example, revenue bonds) issued by others to finance facilities of the Company and for the payment of which the Company is responsible, and debt securities issued by subsidiaries of the Company and for which the Company has guaranteed payment, are also deemed securities of the Company.

II.    SCOPE AND APPLICABILITY
LOCATION(S): All
BUSINESS UNIT(S): All
DISTINCTIONS: All employees of Solstice Advanced Materials Inc., its operating units, direct and indirect subsidiaries and joint ventures where Solstice Advanced Materials has a controlling interest and any other person designated as subject to this Insider Trading Policy who has access to material, nonpublic information about Solstice Advanced Materials.
III.    POLICY
Definition of Insider
For purposes of this Policy, an “Insider” is any person who has access to material inside information that is not generally available to the public. Certain individuals, because of their positions with the Company, are deemed to be “Designated Insiders.” All directors, individuals designated as an “officer” by the Board of Directors (each an “Officer”), and other employees identified by the Corporate Secretary due to their involvement in certain financial forecasting or other activities that routinely provide access to material inside information shall be considered “Designated Insiders.” Outside advisers (e.g., lawyers, bankers, accountants, and consultants) and any person to whom such information is disclosed while it is still inside information (including former directors, Officers and other key employees), as well as members of the immediate families of all Insiders, may also be deemed to be Insiders.
Transactions by Family Members and Others. This Policy applies to the family members who reside with an Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Insider’s household, and any family members who do not live in the Insider’s household but whose transactions in the Company’s securities are directed by the Insider or are subject to the Insider’s influence or control, such as parents or children who consult with the Insider before they engage in transactions in the Company’s securities (collectively referred to as “Family Members”). Insiders are responsible for the transactions of these other persons and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for the Insider’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Insider or the Insider’s Family Members.
Transactions by Entities that an Insider Influences or Controls. This Policy applies to any entities that an Insider influences or controls, including any corporations, partnerships or trusts (at times collectively referred to in this Policy as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.
Designated Insiders are subject to trading blackouts and pre-clearance requirements, and Designated Insiders who are directors or Executive Officers are also subject to reporting requirements as described below. For purposes of this Policy, the term “Executive Officers” includes Officers designated by the Board of Directors as Regulation S-K, Item 401(b) executive officers (pursuant to Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as well as the Chief Accounting Officer.
Definition of Material Inside Information
Inside information includes any information relating to the Company which has not been generally disclosed to the public and is not generally known to the investment community and those trading in the securities of the Company.
The trading and tipping prohibitions apply to “material” inside information, which includes any information a reasonable investor is likely to consider important in determining whether to buy, sell or hold the Company’s (or other) securities. Material inside information may arise in connection with the following events, for example, depending upon their importance:
•Preparation of financial results or guidance;
•Omission of a dividend or change in dividend rate;
•Change in earnings of the Company as a whole, or of one or more business segments;
•Change in operations, such as interruption or curtailment at a major production facility or significant changes in production capacity;
•Significant cybersecurity incidents such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
•Mergers, acquisitions, dispositions or the formation of joint ventures involving the Company or any of its subsidiaries or business groups;
•Gain or loss of a significant order, customer, supplier or finance source, or termination or reduction of business relationship with a customer that provides material revenue to the Company;
•A tender offer for the Company’s securities or by the Company for the securities of another company;
•Creation of a material direct or contingent financial obligation;
•Commencement of a new business or development of a new product or technological breakthrough;
•Change in the value or composition of the Company’s assets or in liquidity;
•Imminent change in the Company’s credit rating by a rating agency;
•Receipt of a major contract;
•Impending bankruptcy or financial liquidity problems;
•Stock split or stock dividend;
•Significant product defects;
•Change in control or change in senior management;
•Material agreements not in the ordinary course of business (or termination thereof);
•Significant labor dispute or negotiation;
•Public or private sale of additional securities, including debt securities;
•Redemption of the Company’s debentures, except for normal redemptions pursuant to sinking fund provisions;
•Initiation, status or termination of a signification litigation, investigation, or regulatory or legal proceeding;
•Establishment of a program to purchase the Company’s own securities; and
•The imposition of an event-specific restriction (a special blackout) on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction.
When uncertain as to the materiality of known inside information, an Insider should consult with the Corporate Secretary before engaging in transactions in the Company’s (or other) securities.2 In addition, Designated Insiders should follow established procedures for prior clearance of transactions as described in this manual in the section entitled “Engaging in Securities Transactions by Directors, Officers and Other Designated Insiders” under the heading “Prior Clearance of Transactions in Company Securities.”
Engaging in transactions in the Company’s securities by Insiders who are aware of material information, provided such transactions are otherwise consistent with the policies set forth in this Policy, should be made only when such information has been sufficiently publicized by the Company so that the public has had the opportunity to evaluate it. Information is not public merely because it is reflected by rumors or other unofficial statements in the marketplace. Insiders may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of such information. Depending on the circumstances, information normally should not be regarded as public until at least 24 hours after it has been filed with the SEC, disclosed on the Company’s public internet site or disseminated through a national news medium. To minimize uncertainty in this regard, Designated Insiders must follow certain restrictions on the timing of their trades, as outlined below.
2 If a person designated by title in this Policy is unavailable to take action, an authorized designee(s) may act in his or her absence.

IV.    ENGAGING IN SECURITIES TRANSACTIONS BY DIRECTORS, OFFICERS AND OTHER DESIGNATED INSIDERS
Window Period
It is the Company’s policy that Designated Insiders will limit transactions (e.g., sales, purchases, gifts and option exercises (see below)) in the Company’s securities to the 30-day period beginning on the second business day following the release of annual or quarterly financial results or such other period as the Corporate Secretary may specify (the “Window Period”). Each quarter, a communication will be sent to Designated Insiders notifying the individuals of the opening and closing dates for the Window Period. However, except as set forth herein, no transactions in the Company’s securities should be made even during a Window Period if the person desiring to effect a transaction has knowledge of material inside information. Designated Insiders should also follow the clearance procedures described below under the heading “Prior Clearance of Transactions in Company Securities,” and directors or Executive Officers should follow the reporting requirements, and specific legal restrictions on trades within a period of six months, under Section 16 of the Exchange Act.
Gifts. For the avoidance of doubt, gifts of securities are subject to this Policy and the Window Period restrictions.
Stock Option Exercises. This Policy and the Window Period restrictions apply to the exercise of an employee stock option acquired pursuant to the Company’s plans and to sales of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Cashless stock option exercises involve both a purchase of underlying shares and a sale of shares in the open market to cover the option costs. Accordingly, the cashless exercise of stock options is subject to the Window Period restriction.
Restricted Stock and Restricted Stock Unit Awards. This Policy and the Window Period restrictions do not apply to the vesting of restricted stock or restricted stock units or the withholding or sale of stock back to the Company to satisfy tax withholding obligations upon the vesting of any restricted stock or restricted stock unit. This Policy and the Window Period restrictions do apply, however, to any market sale of shares acquired upon vesting of restricted stock units and exercise of a tax withholding right.
Special Blackout Periods
From time to time the Corporate Secretary may impose special blackout periods during which Designated Insiders and other affected persons will be prohibited from engaging in transactions in Company securities. In the event of a special blackout period, the Corporate Secretary will notify the Designated Insiders and/or other affected persons, who will be prohibited from engaging in any transaction involving Company securities until further written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
The Corporate Secretary may shorten, suspend, terminate or extend any window or special blackout period at such time and for such duration as he or she deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.
Rule 10b5-1 Plans
Implementation of a trading plan under SEC Rule 10b5-1 (“Rule 10b5-1 Plan”) allows an Insider to place a standing order with a broker for the purchase or sale of the Company’s securities, so long as the plan is written and specifies the dates, prices and amounts of the contemplated trades or establishes a formula for determining dates, prices and amounts. The Insider is not permitted to exercise any subsequent influence over how, when or whether to engage in purchases or sales under the Rule 10b5-1 Plan. Trading discretion is delegated to the broker. A Rule 10b5-1 Plan may only be entered into, modified, amended or terminated when an individual is not in possession of material, nonpublic information. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibitions of Rule 10b-5. A Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

A Rule 10b5-1 Plan must be pre-approved as set forth below and meet the requirements of Rule 10b5-1 and the requirements set forth below. With a properly implemented Rule 10b5-1 Plan in place, trading strictly in accordance with the plan may occur, even outside the window or during a special blackout period without further input from the Insider or pre-clearance.
Whether or not pre-approval of a Rule 10b5-1 Plan will be granted will depend on all the facts and circumstances at the time, but the principal requirements for entering into, maintaining, modifying, and terminating a Rule 10b5-1 Plan are as follows
•Pre-clearance must be obtained from the Corporate Secretary for the adoption and any subsequent modification or termination of a Rule 10b5-1 Plan. Officers and directors must first obtain approval from the Chairman of the Board. Any Rule 10b5-1 Plan must be submitted for approval at least five days prior to the entry into the Rule 10b5-1 Plan;
•A Rule 10b5-1 Plan may be adopted only during an open Window Period when a special blackout period is not in effect and when the Insider is not aware of material nonpublic information;
•Modifications or amendments are permitted only during open Window Periods when a special blackout period is not in effect, when the Insider is not aware of material nonpublic information, and not more than once in a Window Period;
•No transactions may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption, amendment, or modification of the Rule 10b5-1 Plan, and (b) two business days following the disclosure of the Company’s financial results in a quarterly report on Form 10-Q or an annual report on Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (but in any event, the cooling-off period is subject to a maximum of 120 days after adoption, modification, or amendment of the plan);
•Terminations are permitted only during open Window Periods when a special blackout period is not in effect and when the Insider is not aware of material nonpublic information. If a Rule 10b5-1 Plan is terminated, you must wait at least 90 days before trading outside of the Rule 10b5-1 Plan. The 90-day cooling-off period will apply to any new 10b5-1 Plan adopted after the termination;
•The term for a Rule 10b5-1 Plan shall be at least one year and is typically one to two years;
•Opposite way trades in the Company’s securities outside of the Rule 10b5-1 Plan while it is in effect (e.g., purchases of Company stock outside a Rule 10b5-1 Plan instructing the sale of Company stock) are prohibited;
•A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period;
•Rule 10b5-1 Plans must include a representation certifying that: (i) the Insider is not aware of any material nonpublic information; and (ii) the Insider is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5; and
•Alternative trading plans not implemented under Rule 10b5-1 but that function in a manner similar to 10b5-1 plans by initiating orders for trades in advance of the trade date require pre-clearance and may be subject to some or all the above Rule 10b5-1 Plan requirements.
A copy of the executed version of any pre-cleared trading plan must be provided to the Corporate Secretary for retention.
Once a Rule 10b5-1 Plan is in place, transacting outside of the plan in securities (including exercise of options) covered by the plan is prohibited.
The Company and the Company’s Executive Officers and directors are required to make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Executive Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.
Transactions pursuant to a Rule 10b5-1 Plan remain subject to Form 144 and Section 16 reporting requirements, and the fact that a reported transaction was made or is to be made pursuant to a trading plan (and the date of the plan) should be noted on the applicable form. Approval or adoption of a Rule 10b5-1 trading plan in no way reduces or eliminates a director’s or an Executive Officer’s obligations under Section 16 of the Exchange Act, including such person’s disclosure obligations and short-swing trading liabilities thereunder.
Prior Clearance of Transactions in Company Securities
To minimize the possibility of an inadvertent violation of the Insider trading prohibitions discussed above, all directors, Officers and other Designated Insiders must pre-clear proposed transactions in the Company’s securities (including transactions by their Family Members and Controlled Entities) with the Corporate Secretary, including during an open window. Unless otherwise indicated in this Policy, the pre-clearance requirement applies to all transactions in Company securities, including Fund-Switching Transactions affecting securities in the Stock Fund, gifts of Company securities, and stock option exercises. All directors and Officers, except for the Chief Executive Officer, must also pre-clear proposed transactions with the Chief Executive Officer. The Chief Executive Officer must also pre-clear proposed transactions with the Chairman of the Board (if the Chief Executive Officer is a separate role).
Pre-clearance requests may be submitted, together with all required supporting documentation and certification (including a pre-transaction certification substantially in the form provided as Attachment A), at any time during an open Window Period when the Insider is not aware of material nonpublic information, and when a special blackout period is not in effect.
When a request for pre-clearance is made, the requestor should carefully consider whether the requestor may be aware of any material nonpublic information about the Company and should include a description those circumstances. If the requestor is a director or Executive Officer, then the requestor should also indicate whether the requestor has effected any non-exempt “opposite-way” transactions within the past six months, should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, and should be prepared to comply with Rule 144 and file a Form 144, if necessary, at the time of any sale.
The Chief Executive Officer, Chairman of the Board, and Corporate Secretary are under no obligation to approve any transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then the person should refrain from initiating any transaction in the Company’s securities and should not inform any other person of the restriction. This pre-clearance requirement does not apply to transactions under previously approved Rule 10b5-1 Plans (however, all Company personnel shall pre-clear Rule 10b5-1 Plans prior to the adoption, modification, amendment, or termination of such plans).
Corporate Secretary clearance will normally be effective only for a specific transaction, only for two business days following the pre-clearance, and only so long as the person given clearance is not aware of undisclosed material information. Any transaction to be entered into thereafter will require a new clearance.
V.    ENGAGING IN SECURITIES TRANSACTIONS BY GENERAL EMPLOYEE POPULATION AND OTHERS
Becoming an Insider as to Specific Material Information
Almost any employee may, at some time, become aware of material inside information, even by inadvertently overhearing a conversation or viewing sensitive documents. In such cases, the employee is considered an Insider as is any person to whom the employee discloses that information before it becomes public. No transaction should be made while aware of any material information until at least 24 hours after it has been made public or such longer period as the Corporate Secretary may specify. If an employee is in any doubt whatsoever regarding this rule, the employee should immediately contact the Corporate Secretary. No employee should engage in transactions in the securities of the Company if one of the reasons for the transaction is the employee’s belief that he has access to nonpublic information that, when it becomes public, will cause the Company’s stock price to go up or down.
Hedging and Speculative Transactions
The Company’s policy is that hedging by a Designated Insider, any employee who is aware of material nonpublic information, or any of their designees is prohibited and is strongly discouraged for all other employees.

For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Company stock held, directly or indirectly by them, whether the stock was acquired pursuant to a compensation arrangement or otherwise. An Insider who is uncertain about whether a financial instrument or transaction would fall under this policy should consult with the Corporate Secretary before purchasing the instrument or entering into the transaction.
Designated Insiders and all other employees of the Company and any of their designees are prohibited from making any Short Sale3 or Sale Against The Box4 of the Company’s equity securities (which term includes the Company’s common stock and any preferred stock which may be issued from time to time).
To promote compliance with the securities laws and the applicable policies of the Company, Designated Insiders and all other employees should view all their transactions in the Company’s securities as involving investment decisions and not speculation. It is the Company’s policy that no director, Officer, or any of their designees should:
•purchase or sell Puts or Calls5 on the Company’s securities or otherwise engage in transactions in or write options on such securities;
•take a short position in an equity swap6 or forward sale or purchase contract7;
•take a short position through a derivative contract or otherwise in an index or basket of stocks including Solstice Advanced Materials stock, other than a “broad-based” index or basket;8 or
•purchase interests in Exchange Funds.9
In addition, in-and-out trading involving holding of securities for brief periods and other speculative transactions in the Company’s securities are prohibited for Designated Insiders or any of their designees and strongly discouraged for all others as a matter of policy. The immediate sale of stock purchased on the exercise of employee stock options is not inconsistent with this policy, although any such sale by an Insider would be subject to the general prohibition against Insider trading and the timing requirements set forth above. (Directors and Executive Officers would also be subject to specific legal restrictions on trades within a period of six months under Section 16 of the Exchange Act.).
Pledging and Margin Accounts
It is the Company’s policy that pledging the Company’s securities or using the Company’s securities to support margin debt by directors, Executive Officers, or any of their designees is prohibited. All other employees must exercise extreme caution in pledging the Company’s securities or using the Company’s securities to support margin debt. SEC rules require that any pledge of the Company’s securities by a director or an Executive Officer or any of their designees be disclosed in the Company’s annual proxy statement.
Post-Termination Transactions
This Policy continues to apply to transactions in the Company’s securities (or the securities of another company to the extent prohibited herein) even after termination of service with the Company. If an individual is aware of material nonpublic information when the individual’s service terminates, that individual may not engage in
3 A “Short Sale” is a sale of borrowed securities which the seller hopes can be purchased at a lower price in the future.
4 A “Sale Against The Box” is a sale of stock in which the seller owns the stock being sold, but does not deliver it to the broker against the sale.
5 “Puts” and “Calls” are options to buy or sell stock. The sale of a call option (i.e., giving the counterparty the right to buy Solstice Advanced Materials stock from the seller at a fixed or formulaic price) is the short position, which increases in value as the stock price declines.
6 A “Swap Contract” is an agreement between two parties to exchange cash flows. The “short position” in a Swap Contract in respect of Solstice Advanced Materials stock is the obligation to pay amounts related to the value of, or distributions on, Solstice Advanced Materials stock, so that the value of the short position increases as the stock price decreases.
7 A “Forward Contract” is a contract for the future sale and purchase of shares for a fixed or formulaic price. The “short position” in a Forward Contract is the obligation to sell, which becomes more valuable as the stock price decreases.
8 An interest in an index or basket of stocks is a financial instrument that permits the holder to profit if the value of the stocks included in the index or basket changes. SEC rules contain a complex multi-part test to determine whether an index or basket is sufficiently diversified so as to be considered “broad-based.”
9 An “Exchange Fund” is a pooled investment vehicle allowing an investor to reduce exposure to Solstice Advanced Materials stock by exchanging his or her large holding of Solstice Advanced Materials stock for units in a diversified investment portfolio, usually on a tax-favored basis.

transactions in such securities until that information has become public or is no longer material. The preclearance procedures specified herein will cease to apply to transactions in the Company’s securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.
Other Special Prohibitions
The Company may, from time to time, issue instructions advising certain personnel that for certain periods they should refrain from trading in securities of the Company. Upon the issuance of such instructions, no purchases or sales should be made by such personnel except in accordance therewith or as may be specifically cleared with the Corporate Secretary.
VI.    ADMINISTRATION OF THE POLICY
Roles and Responsibilities
The Corporate Secretary has ultimate responsibility for all matters pertaining to the interpretation and enforcement of this Policy, and in addition to the other duties of the Corporate Secretary under this Policy, the Corporate Secretary will be responsible for the following:
•Sending quarterly and other reminders to Designated Insiders regarding the start and completion of open Window Periods;
•Sending notifications to Designated Insiders and other affected persons regarding special blackout periods;
•Periodically circulating this Policy (and/or a summary thereof) and coordinating training about this Policy to relevant Company personnel;
•Maintaining a current version of this Policy on the Company’s intranet website; and
•Assisting the Company in implementing this Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to this Policy and related practices and procedures.
References in this policy to the “Corporate Secretary” herein shall mean the Corporate Secretary, the Deputy Corporate Secretary, or one of their specified designees.
Acknowledgment
All Designated Insiders must annually confirm their understanding of, and intent to comply with, this Policy by completing the acknowledgment set forth in Attachment B hereto, and returning the certification to the Legal Department.

VII. INFORMATION AND RESOURCES
Inquiries
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary. If there is any uncertainty as to the appropriateness of any transaction, please consult with the Corporate Secretary before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades.
Reporting Concerns
Concerns regarding possible violations of this Policy or applicable securities laws may be reported to ACCESS Integrity:
By Phone:    1-888-829-8316
By Email:    IntegrityHelpline@Solstice.com
By Mail:    Solstice Advanced Materials Inc.
Attention: Deputy Corporate Secretary
115 Tabor Rd
Morris Plains, NJ 07950 USA
Notwithstanding anything herein or in any other policy or agreement to the contrary, nothing in this Policy shall prohibit employees from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or require notification to or prior approval by the Company of any such report.

ATTACHMENT A
FORM OF PRE-TRANSACTION CERTIFICATION
Name: ________________________________________________________________________________________
Title: _________________________________________________________________________________________
Proposed Transaction Date: _______________________________________________________________________
Type of Security: _______________________________________________________________________________
Type of Transaction(s) (Hedge / Pledge/ Purchase / Sale / Entry into/Modification, Amendment or Termination of Rule 10b5-1 Plan (if Plan, please attach)/Other trading plan (please attach)/Gift):
Number of Shares Involved (if applicable): __________________________________________________________
I hereby certify that I am not aware of any material nonpublic information about Solstice Advanced Materials Inc. (the “Company”) and / or its subsidiaries. I understand that material nonpublic information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities. I understand that if I engage in transactions in Company securities while I am aware of material nonpublic information, I may be subject to severe civil or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause. The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may require additional information about the transaction, and agrees to provide such information upon request.
If seeking approval for the entry or modification of Rule 10b-5 Plan or other trading plan, I further certify that I am adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, that I shall act in good faith with respect to such plan, and that I shall include, or cause to be included, requisite certifications in the Rule 10b5-1 Plan.

Name:

Date:

ATTACHMENT B
ACKNOWLEDGMENT
The undersigned hereby acknowledges that he/she has read, understands and agrees to comply with the Insider Trading Policy.

By:

Name Printed:

Date:

This Policy is not intended to create contractual obligations. Employment with the Company is at will, in the U.S. and where otherwise permitted by law, which means that either the Company or the employee may terminate the employment relationship at any time and for any reason, without notice. The Company reserves the right to modify, amend, or terminate this Policy at any time. This Policy supersedes any prior policies of Solstice Advanced Materials or its predecessors, subsidiaries, and affiliates, whether written or oral, on the topics covered in this Policy. This policy is the property of Solstice Advanced Materials Inc. and is published on the Company’s intranet. It is the reader’s responsibility to review the intranet publication of this policy to ensure the most current version is being referenced before taking action based on this printed copy, which may be outdated.